SCHEDULE 1

Name of Fund	Annual Fee as a Percentage of Average Daily Net Sub-Advised Assets	Reapproval Date	Reapproval Day

BNY Mellon Concentrated International ETF	0.375%	June 30, 2025	June 30

Revised: May 7, 2024

Amended as of October 1, 2024